EXHIBIT 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is entered into effective as of August 4, 2003 by and between George Luburich, II (“Employee”), and Great Lakes Capital Acceptance, LLC, an Illinois limited liability company (the “Company”).

WHEREAS, Employee serves as President and Chief Executive Officer of the Company and Chairman of its Board of Managers; and

WHEREAS, Employee and Company desire to set forth the terms of Employee’s employment by the Company from the date of this Agreement and thereafter, replacing and superceding any prior agreements or understanding concerning such terms.

NOW THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. Employment.

1.1 Generally. The Company employs the Employee as Chief Executive Officer (“CEO”), and the Employee accepts such employment and agrees to perform his duties and responsibilities in accordance with the terms and conditions of this Agreement. During the term of this Agreement, the Company shall cause the Employee to be elected to serve as Chairman of the Board of Managers (“Board”) and to serve on all committees of the Board to the extent permissible for an inside director pursuant to rules of the Securities and Exchange Commission or any stock exchange on which the Company’s securities may be listed.

1.2 Duties and Responsibilities.

(a) The Employee agrees to use his best efforts to competently and faithfully promote the interests of the Company in his capacity as CEO. As CEO, the Employee shall be the most senior officer of the Company and he shall report directly to and be under the supervision and subject to the policies of the Board. Employee shall have and exercise general and active control of the Company’s and any subsidiary’s business affairs and supervision of its officers, agents and employees, and shall have such other duties, authority and responsibilities as are set forth for the CEO in the Company’s Amended and Restated Operating Agreement (as amended from time to time) and as may customarily inure to the office of the chief executive officer of a company.

(b) The Employee represents to the Company that he is not subject to or a party to any agreement, covenant, understanding or restriction that would prohibit the Employee from executing this Agreement and performing fully his duties and responsibilities hereunder, or which would in any manner, directly or indirectly, limit or affect the duties and responsibilities which may now or in the future be assigned to the Employee by the Company or the scope of assistance to which he may now or in the future provide to affiliates of the Company.

(c) Employee may provide services as a volunteer or director to charitable, educational or civic organizations, act as a member, director or officer of any industry trade association or group; serve as a trustee, director or advisor to any family companies or trusts; and he may serve as a director, advisor or investor in any for-profit entity; provided that in all events such activities do not materially interfere with the performance of Employee’s duties to the Company as required under this Agreement. Employee may retain any compensation he receives from such activities without affecting his compensation hereunder.

(d) Employee shall perform his job at the Company’s offices in Chicago, Illinois and shall not be required to work from any other location, except for reasonable travel required by the Company’s business and for other temporary assignments.

1.3 Base Salary. For all of the services rendered by the Employee hereunder, the Company shall pay Employee, for the fiscal year ending December 31, 2003, an annual base salary of $300,000.00, less withholdings required by law or agreed to by Employee and pro rated for partial years, payable in installments at such times as the Company customarily pays its other senior officers (but in any event no less often than bi-monthly). The Company agrees that the Employee’s base salary and performance will thereafter be reviewed at least annually by the Board or a committee thereof to determine if an increase in compensation is appropriate. If an increase in base salary is awarded, the increased salary shall be Employee’s new base salary for that year and in no event will Employee’s base salary be lowered.

1.4 Incentive Compensation and Bonus. Employee will be eligible to participate in any long-term or short-term incentive compensation, bonus, and/or equity compensation programs, plans or arrangements established by the Company that are generally available to the Company’s employees or senior executives. The Company will develop an annual bonus plan for its senior executives with target Company and individual performance levels and bonus awards associated with achieving those objectives and implement that plan as soon as practicable after the date hereof.

1.5 Life Insurance. The Company shall pay all premiums for: (i) the life insurance pledged to Textron the amount of $2,000,000; and (ii) the life insurance payable to the Employee’s estate in the amount of approximately $3,000,000 for each year of Employee’s employment under this Agreement and for one (1) year after the termination of this Agreement other than for Cause.

1.6 Expenses. The Company shall reimburse the Employee for all reasonable and necessary business expenses incurred in the discharge of his duties and responsibilities under this Agreement within thirty (30) days after presentation of an itemized account and appropriate written evidence of such expenses in accordance with the Company’s expense approval procedures in effect from time to time.

1.7 Benefits; Vacation.

(a) During the term of employment, the Employee shall be provided such benefits and be permitted to participate in all benefit plans made available to employees of the Company generally and to executives, of the Company which, from time to time the Company may provide, including, without limitation, health insurance, disability insurance, life insurance, pension, profit sharing, salary deferral, welfare benefit plans, and other comparable plans and benefits.

(b) The Company shall reimburse Employee for the cost of (i) his East Bank Club membership during the term of this Agreement, (ii) monthly parking expenses at a parking facility near the Company’s offices for the term of this Agreement, and (iii) monthly payments for the lease or principal and interest incurred for the loan of one (1) automobile of Employee’s selection for the term of this Agreement and for one (1) year after the termination of this Agreement for other than Cause.

(c) The Employee shall be entitled to up to 160 hours of vacation per fiscal year. If the Employee does not use the full 160 hours of vacation in a year, then at his election, he may roll eighty (80) hours of vacation to the next fiscal year to be added to the vacation he is entitled to in the subsequent fiscal year.

2. Confidential Information.

2.1 The Employee acknowledges that he will have access to confidential information of the Company and its affiliates, including, without limitation, information and knowledge pertaining to research activities, products and services offered, inventions, innovations, designs, ideas, plans, trade secrets, proprietary information, advertising, sales methods and systems, sales, cost and profit figures, customer lists, financing plans, acquisition or divestiture plans, and relationships between the Company and its customers, suppliers and others who have had or will have business dealings with the Company (“Confidential Information”). Employee acknowledges that such Confidential Information is a valuable and unique asset of the Company. Employee covenants that he will hold Confidential Information in trust for the benefit of the Company and will not, either during or at any time after termination of employment with the Company, disclose any such Confidential Information to, or use any such Confidential Information for the benefit of, any person or entity other than the Company and/or its affiliates for any reason whatsoever without the prior written authorization of the Company’s Board, except as may be required by law or as may be required for the proper discharge of his responsibilities to the Company. In the event that the Employee is subject to a subpoena or other order of any governmental entity which might seek disclosure of Confidential Information, the Employee shall furnish a copy of such subpoena or order to the Company’s General Counsel, or in the General Counsel’s absence, to its principal outside counsel, as soon as practicable after his receipt of such subpoena or order. Confidential Information shall not include (i) information known to Employee before he became employed by the Company, (ii) information in the public domain or known generally in the industry through no fault of Employee, (iii) information that is not treated by the Company as confidential or is disclosed by the Company to third parties without a duty of confidentiality imposed on such third parties; and (iv) information in which the Company ceases to have a legally protectible interest.

2.2 The Employee agrees that the Company shall be entitled to seek preliminary and permanent injunctive relief arising from any violation of this Section 2, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled.

3. Term and Termination.

3.1 Definitions. The following terms are defined for purposes of this Section

(a) “Beneficial Owner” shall have the meaning given to such term defined in Rule 13d-3 under the Exchange Act.

(b) “Cause” means: (i) the Employee’s indictment, or conviction for, or plea of nolo contendere to a felony or other crime involving serious moral turpitude (excluding traffic offenses) that has a material adverse effect on the Company or its business; (ii) the Employee’s misappropriation, conversion or embezzlement of funds; or (iii) failure of the Employee to substantially perform his duties or to observe any material terms or provisions of this Agreement; provided that (A) such events, acts or omissions are not corrected to the Company’s reasonable satisfaction within sixty (60) days after written notice from the Company to the Employee specifying in reasonable detail the nature of the alleged breach, and (B) the determination of Cause and the Company’s determination that Employee failed to cure is promptly confirmed by a majority vote of the members of the Board (excluding the Employee) in a meeting of the Board where the Employee may appear with counsel and present his position.

(c) A “Change of Control” with respect to the Company shall be deemed to have occurred at the time of the earliest to occur of the following:

(1)	any Person (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the security owners of the Company in substantially the same proportions as their ownership of voting securities of the Company), is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities;

(2)	the equity owners of the Company approve a merger or consolidation of the Company with any other entity, other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a change of domicile or recapitalization of the Company (or similar transaction) in which no Person acquires more than 50°% of the combined voting power of the Company’s then outstanding securities; or the security owners of the Company approve a plan of liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(d) “Disability” or “Disabled” means that the Employee has suffered a disability from illness, accident or any other cause and is unable to perform a substantial portion of his usual duties or employment for a total (consecutive or cumulative) of 180 days in any twelve (12) month period after the date the disability commenced; subject in all events to the Company’s obligation to provide accommodations of such disability to the extent required by law.

(e) Exchange Act” means the Securities Exchange Act of 1934 and all rules and regulations adopted thereunder, as amended.

(f) “Good Reason” means that any of the following events has occurred and has not been corrected to the Employee’s reasonable satisfaction within thirty (30) days after Employee’s written notice to the Company: (i) the failure to elect and continue Employee as CEO of the Company and Chairman of the Board, (ii) a material reduction to the Employee’s duties and responsibilities as CEO of the Company; (iii) a reduction of Employee’s annual base salary as in effect from time to time; (iv) a requirement by the Company or the Board that the Employee be relocated to a Company office more than forty (40) miles from the current executive offices of the

Company, or the Company requiring the Employee to be based anywhere other than its principal executive offices for more than ten (10) days per month for a continuous period of three months, other than on travel reasonably required to carry out Employee’s obligations under this Agreement; or (v) a material breach by the Company of any of the terms of this Agreement.

(g) “Person” has the meaning given to such term in Sections 13(d) and 14(d) of Exchange Act.

(h) “Separation Payment” means an amount of money equal to twelve (12) months of the Employee’s annual base salary in effect at the time of termination, less applicable withholding, payable in regular installments consistent with the Company’s normal payroll practices (but not less often than bi-monthly).

3.2 Term. The initial term of this Agreement and Employee’s employment for the Company shall begin as of the effective date of this Agreement and end on December 31, 2007, unless and until this Agreement is sooner terminated pursuant to the provisions of this Section 3.

3.3 Termination. Notwithstanding the foregoing, this Agreement and the Employee’s employment hereunder may be terminated for any of the following reasons:

(a) The Company may terminate this Agreement for Cause (and termination will be effective after the notice, cure period and Board determination have been completed).

(b) The Company may terminate this Agreement as a result of the Employee’s death or Disability (and termination will be effective upon the Employee’s death or upon the Company’s notification to Employee of its determination that Employee is Disabled).

(c) The Employee may terminate this Agreement for Good Reason (and termination will be effective after the end of the applicable cure period).

(d) The Employee may terminate this Agreement upon the occurrence of a Change of Control; provided that the Employee gives the Company at least twenty (20) days prior written notice of Employee’s intention to terminate for that reason (and termination will be effective at the end of the 20-day period).

3.4 Consequences of Termination.

(a) Upon a termination of this Agreement for any reason, the Company will be obligated to pay the Employee’s base salary, unreimbursed business expenses and earned but unused vacation through the effective date of termination. If this Agreement is terminated for Cause, the Company will have no further obligations to the Employee except to the extent required by law and this Agreement. If this Agreement is terminated for any other reason, the Company shall have the additional obligations set forth below.

(b) Upon a termination of this Agreement as a result of death or Disability, for Good Reason or as a result of a Change of Control, in addition to any other right or remedy of the Employee:

(1)	The Company will pay Employee the Separation Payment;

(2)	The Company will have and, upon ten (10) day’s written notice to Employee may exercise, a call option to repurchase all securities of the Company of which the Employee is the Beneficial Owner on the date of termination. If the call option is exercised, the Company’s purchase shall be closed within ninety (90) days of such termination date at a repurchase price in the amount of the greater of the book value or the fair market value of such securities on the effective date of termination (such fair market value being the average of the closing bid prices for the Company’s securities for the ten (10) trading days immediately prior to termination if traded or quoted on an exchange or another commercially reasonable method acceptable to the Company and Employee if not so traded) plus a gross-up to cover any tax on such payments. If the call option is not exercised, Employee may continue to be the Beneficial Owner of the Company’s securities even though he will no longer be providing services to the Company.

(3)	Employee will be entitled to a pro rata portion of any bonus or incentive compensation he would have earned had he been employed through the remainder of the year in which the termination occurred (or other period during which such bonus or compensation would have been determined);

(4)	All awards of equity compensation shall vest and become immediately exercisable;

(5)	The Company will continue Employee’s insurance and other benefits he participated in prior to termination for a period of twelve (12) months at no cost to the Employee (but the same shall be applied against the maximum period for continuation of coverage provided under COBRA), or if such continuation is prohibited by the terms of the applicable plans, then the Company will pay Employee an amount necessary to reimburse the Employee for his own cost of continuing such benefits plus a gross-up to cover any tax on such payments;

(6)	Employee shall not be required to mitigate any loss or damage he incurs as a result of such termination;

(7)	The Company’s obligation to provide the payments and benefits under this paragraph (b) is absolute and irrevocable, and shall not be subject to delay, abatement, offset or objection, and shall not be reduced by the amount Employee may receive from any other source; and

(8)	If Employee prevails in any claim to enforce Employee’s rights under this Section 3, the Company shall pay all reasonable attorneys’ fees and expenses Employee incurs in connection with such action.

(c) If any payment or benefit to which the Employee is entitled under paragraph (b) above is more likely than not to be subject to the tax imposed by Section 4999 of the Internal Revenue Code of 1986 and regulations thereunder (as determined by an independent accounting firm retained at the Company’s expense and reasonably acceptable to the Employee), the payment or benefit shall be reduced or restructured to the extent necessary to avoid or mitigate the application of such tax. Employee shall be entitled to determine the order in which payments or benefits will be reduced or other manner in which the payments or benefits will otherwise be restructured.

(d) Upon termination of this Agreement for any reason, employee shall be deemed to have resigned as an officer and director of the Company, as a trustee of any employee benefit plans and from any other official capacity in connection with the Company or its business.

(e) Upon termination or expiration of this Agreement, regardless of the reason, the Employee shall return to the Company all Company property in the Employee’s possession or under Employee’s control, including, without limitation, all Confidential Information.

(f) Upon termination of this Agreement for any reason other than for Cause, Employee may own, manage, control, participate in, consult with, render services for or in any manner engage in any business that is similar to or competitive with products or services which the Company offered or sold or planned to offer or sell at any time during the term of this Agreement; provided that Employee complies with Section 2, above.

(g) The Employee’s obligations under Sections 2 and 3, and the Company’s obligations under this Section 3, shall survive and remain in full force and effect for the periods therein provided, and the provisions for relief for any violation thereof shall continue in force.

4. Indemnity.

4.1 The following terms are defined for purposes of Section 4 of this Agreement.

(a) “Adverse Consequences” means all judgments, fines, penalties, settlement payments, ERISA excise taxes, arbitration awards, reasonable attorneys’ fees, retainers, court costs, transcript costs, fees of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting or defending (or preparing to prosecute or defend) a Proceeding.

(b) “Company Status” describes the status of a person who is or was a director, officer, employee, agent or fiduciary of (i) the Company or (ii) of any other limited liability company, corporation, partnership, joint venture, trust, employee benefit plan or other enterprise with which such person is or was serving at the request of the Company.

(c) “Good Faith” means Employee having acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of an entity, and, with respect to any criminal Proceeding, having had no reasonable cause to believe his conduct was unlawful.

(d) “Proceeding” means any action, suit, arbitration, alternate dispute resolution mechanism, investigation, administrative hearing or any other actual, threatened or completed proceeding whether civil, criminal, administrative or investigative, other than one initiated by Employee, including the investigation, defense, settlement or appeal of any of the foregoing. For purposes of the foregoing sentence, a “Proceeding” shall not be deemed to have been initiated by Employee where Employee seeks to enforce his rights under this Agreement.

4.2 The Company shall, to the fullest extent permitted by applicable law and provided in Article IX of the Company’s Amended and Restated Operating Agreement, defend, indemnify, reimburse and hold the Employee harmless from all Adverse Consequences he incurs or otherwise becomes liable for by arising from or related to any Proceeding by reason of his Corporate Status, provided Employee acted in Good Faith. The foregoing includes advancement of expenses prior to a final determination of whether Employee acted in Good Faith, all of which advanced expenses Employee agrees to repay upon a final determination that Employee did not act in good faith (such advances shall not bear interest of be subject to collateral security). Employee agrees to cooperate with the Company and its counsel in the disposition of any Proceeding that is the subject of the Company’s indemnification obligations hereunder.

4.3 To the extent that Employee is, by reason of his Company Status, a party to and is successful, on the merits or otherwise, in any Proceeding, Employee shall be indemnified against any and all Adverse Consequences as provided in Section 4.2. If Employee is not wholly successful in such Proceeding but is successful, on the merits or otherwise, as to one or more but less than all claims, issues or matters in such Proceeding, the Company shall indemnify Employee against all Adverse Consequences in connection with each successfully resolved claim, issue or matter. The termination of any claim, issue or matter in such a Proceeding by dismissal, with or without prejudice, shall be deemed to be a successful result as to such claim, issue or matter, so long as there has been no finding (either adjudicated or pursuant to this Section 4) that Employee did not act in Good Faith.

4.4 The Company’s obligations under this Section 4 continue until and terminate upon the later of (i) six (6) years after the date that Employee’s Company Status shall have ceased; or (ii) the final termination of all pending Proceedings in respect of which Employee is granted rights of indemnification or advancement of expenses hereunder and of any proceeding commenced by Employee regarding the interpretation or enforcement of this Agreement.

4.5 If the Company claims that Employee is not entitled to indemnification, Employee shall be entitled to select the forum in which the validity of the Company’s claim will be heard from among the following: (a) a quorum of the Board consisting of individuals not subject to the Proceeding; (b) the members of the Company; (c) legal counsel selected by Employee and reasonably approved by the Board, which counsel shall make such determination in a written opinion; or (d) a panel of three arbitrators, one of whom is selected by the Company, another of whom is selected by Employee and the last of whom is selected by the first two arbitrators so selected. The determination shall be made as soon as practicable after Employee notifies the Company of his choice of forum. Employee shall have the right to appeal any determination by any such forum by applying to the court in which that Proceeding is or was pending, or any other court of competent jurisdictions. In making a determination with respect to entitlement to indemnification hereunder, the person, persons or entity making such determination shall presume that Employee is entitled to indemnification under this Agreement. The Company shall have the burden of proof to overcome that presumption by a preponderance of the evidence. Employee shall be deemed to have acted in Good Faith if, without excluding any other way of demonstrating Good Faith, his action is based on the records or books of account of the Company, on information supplied to Employee by the officers of the Company in the course of their duties, on the advice of legal counsel for the Company or on information or records given or reports made to the Company by another expert selected with reasonable care by the Company.

5. Miscellaneous.

5.1 This Agreement shall be governed by and interpreted under the laws of the State of Illinois, without giving effect to the principles of conflicts of laws thereof. Words of the masculine, feminine or neuter gender shall mean and include the correlative words of other genders. The headings in this Agreement are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. Unless the context otherwise requires, references in this Agreement to any gender shall be construed to include all other genders; references in the singular shall be construed to include the plural, and references in the plural shall be construed to include the singular; and the word “including” shall be construed to mean “including, without limitation.”

5.2 This Agreement constitutes the entire understanding and agreement between the parties concerning the subject matter hereof supersedes all prior discussions, representations and agreements (written or oral) concerning such subject matter, none of which prior matters shall be binding upon the parties. This Agreement may not be changed, modified, extended or terminated except upon written amendment executed by the Employee and by a committee of the Board or another duly appointed representative of the Board. In the event of any conflict between this Agreement and the Company’s Amended and Restated Operating Agreement, the provisions of this Agreement shall prevail.

5.3 All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand-delivered, mailed by registered or certified mail (three days after deposited), faxed (with confirmation of receipt) or sent by a nationally recognized courier service, as follows (provided that notice of change of address shall be deemed given only when received) to the parties at their addresses beneath their signatures on the signature page hereof or to such other names and addresses as the Company or the Employee, as the case may be, shall designate by notice to each other person entitled to receive notices in the manner specified in this Section.

5.4 All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Employee hereunder are of a personal nature and shall not be assignable or delegable in whole or in part by the Employee, and the Company may not transfer or convey its rights hereunder to any third party other than an affiliate of the Company without the prior express written consent of the Employee.

5.5 If any provision of this Agreement or application thereof to any person or circumstance is held invalid or unenforceable in any jurisdiction, the remainder of this Agreement shall not be affected thereby and the provisions hereof shall be severable. Any such invalid or unenforceable portion shall be deemed modified to the minimum extent necessary to be valid and shall be enforced as so modified.

5.6 No remedy conferred upon the Company or the Employee by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. Except as specifically provided in this Agreement, no delay or omission by the Company or Employee in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the Company or Employee from time to time and as often as may be deemed expedient or necessary by the Company Employee in its or his sole discretion.

IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement to be effective as of the date first set forth above.

EMPLOYEE:

/s/ George Luburich, II

George Luburich, II Address for notices: 510 West Erie Street, #230 Chicago, Illinois 60610

COMPANY: Great Lake Capital Acceptance, LLC

By:	/s/ George Luburich, II

Chairman of the Compensation Committee Address for notices: 27 East Monroe St. #700 Chicago, Illinois 60603